Exhibit 99.1

 California Pizza Kitchen Acquires Remaining Interest in LA Food Show

    LOS ANGELES--(BUSINESS WIRE)--April 25, 2005--California Pizza Kitchen, Inc. (Nasdaq:CPKI) announced today that it has agreed to acquire the remaining approximately 75% of LA Food Show, Inc., a one-unit casual dining concept founded by CPK's co-founders and co-CEOs Rick Rosenfield and Larry Flax. Under the terms of the stock purchase agreement, which closed on April 25, 2005, California Pizza Kitchen paid $6 million in cash for the remaining equity interest, which was predominantly owned by Messrs. Rosenfield and Flax. CPK will fully consolidate LA Food Show into the Company's results beginning the second quarter of 2005, which commenced April 4, 2005. On March 8, 2003, the Company paid $2 million in cash for a 25% stake in LA Food Show.
    Charles G. Phillips, lead independent director stated, "Acquiring the remaining interest in LA Food Show and consolidating a new concept under the CPK umbrella is an important strategic decision. In addition to functioning exceptionally well as an R&D center for new menu development, LA Food Show provides a second growth concept to complement our existing brand." Mr. Phillips continued, "We feel confident that CPK's strong cash position and operational momentum, combined with LA Food Show's potential, significantly strengthen long-term shareholder interests."
    As previously announced, management intends to release first quarter earnings on April 28, 2005 at approximately 4:00 pm EDT with a conference call to follow at approximately 5:00 pm EDT. Management will specifically address second quarter and full year guidance at that time. A webcast of the conference call can be accessed at www.cpk.com.
    California Pizza Kitchen, Inc., founded in 1985, is a leading casual dining chain in the premium pizza segment. The Company's full service restaurants feature an imaginative line of hearth-baked pizzas, including the original BBQ Chicken Pizza, and a broad selection of distinctive appetizers, pastas, salads, soups and sandwiches. The average guest check is approximately $12.56. The chain operates, licenses or franchises 176 restaurants as of April 25, 2005, of which 146 are company-owned and 30 operate under franchise or license agreements. The Company also has a licensing arrangement with Kraft Pizza Company which manufactures and distributes a line of California Pizza Kitchen premium frozen pizzas.
    California Pizza Kitchen, Inc. can be found on the internet at www.cpk.com.

    This press release includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are not guarantees of future performance and, therefore, undue reliance should not be placed on them. Forward-looking statements can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Our actual results may differ materially from the expectations referred to herein. Among the key factors that may have a direct bearing on our operating results, performance and financial condition are the execution of our expansion strategy, the continued availability of qualified employees, the maintenance of reasonable food and supply costs and numerous other matters discussed in the Company's filings with the Securities and Exchange Commission. California Pizza Kitchen, Inc. undertakes no obligation to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

    CONTACT: California Pizza Kitchen, Inc.
             Sarah Grover (media) or Sue Collyns (investors)
             310-342-5000